Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-290524 and 333-290979) and Form S-8 (file No. 333-276311 and 333-291204) of our report dated April 10, 2025 with respect to the consolidated financial statements of SHF Holdings, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

Hartford, CT

April 15, 2026